UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

May 19, 2009
Date of Report (Date of earliest event reported)

MICRO IMAGING TECHNOLOGY,  INC.
(Exact name of registrant as specified in its charter)

California
(State or other jurisdiction)

0-16416
(Commission File Number)

33-0056212
  (I.R.S. Employee Identification No.)

970 Calle Amanacer, Suite F, San Clemente, California 92673
(Address of principal executive offices)

(949) 485-6001
(Registrant's telephone number, including area code)

Item 8.01	Other Events

On May 11, 2009, Divine Capital Markets, LLC and a group of  investors (collectively, “Plaintiffs”) filed a civil action against the Company and several of its officers and directors (collectively, the “Company”)  in the New York Supreme Court, New York County.  Plaintiffs alleged breach of contract and unjust enrichment by the Company, as well as fraud, tortious interference with a contractual relationship and breach of fiduciary duty by the Company’s officers and directors.  The lawsuit alleges that the Company breached certain conversion provisions of secured convertible debentures purchased by investors during 2008.  Plaintiffs seek relief including repayment of $390,000 in remaining principal debentures, $117,000 in penalties, additional interest and the issuance of 2,424,240 shares of the Company’s common stock to plaintiffs.  The lawsuit also seeks assignment of the Company’s patents to Plaintiffs.

On May 12, 2009, before the Company had been able to retain New York counsel, Plaintiffs appeared in court and obtained a temporary restraining order, which barred the Company from using or assigning any of its patents pending a hearing scheduled for May 19.  Divine also filed a motion for preliminary injunctive relief seeking an order: (i) compelling the Company to cease and desist any and all use of several patents;  (ii) permitting plaintiffs to sell or otherwise dispose of the patents;  (iii) compelling the Company to immediately issue the 2,424,240 shares to several investors; and (iv) compelling the Company to issue all shares covered by the convertible debenture agreement.

The Company opposed Divine's motion.  On May 19, at the conclusion of oral argument on Plaintiffs’ motion, Justice Richard B. Lowe, III ruled in the Company’s favor.  Justice Lowe vacated the temporary restraining order and denied plaintiffs’ motion for a preliminary injunction in full.

The Company believes that Divine was not entitled to convert the debentures in question and intends to vigorously defend this matter as the lawsuit proceeds.

Item 9.01	Financial Statements and Exhibits

Exhibits

None.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRO IMAGING TECHNOLOGY, INC.

/s/ Michael W. Brennan

Michael Brennan
President

Dated:  May 19, 2009